Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS
We consent to the incorporation by reference in Registration Statement Nos. 333-192220, 333-217901, and 333-264710 on Form S-8 of Somnigroup International Inc. of our report dated November 19, 2024, relating to the financial statements of Mattress Firm Group Inc. appearing in this Current Report on Form 8-K dated February 28, 2025.

/s/ Deloitte & Touche LLP
Houston, Texas
February 28, 2025